SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,522	$24,847
Short-term investments	-	19
Accounts receivable, net	29,827	22,227
Inventories	26,268	27,045
Other current assets	3,348	3,446

Total current assets	94,965	77,584
Property and equipment, net	18,490	15,345
Other non-current assets	1,515	1,720
Acquisition-related intangibles, net	49,319	57,081
Goodwill	62,984	59,862

Total assets	$227,273	$211,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,415	$9,389
Income taxes payable	2,288	3,232
Accrued compensation and other expenses	9,421	6,716
Other accrued liabilities	312	2,894
Deferred margin on distributor inventory	1,373	1,529
Note payable	-	3,000
Capital lease obligations, current portion	486	517

Total current liabilities	25,295	27,277
Capital lease obligations, long-term portion	198	531
Deferred tax and other liabilities, non-current	9,577	10,101
Accrued pension	3,439	2,962
Commitments and contingencies
Stockholders' equity:
Common stock	52	52
Additional paid-in capital	252,627	246,173
Treasury stock, at cost	(165)	(165)
Accumulated other comprehensive income	9,911	4,792
Accumulated deficit	(73,661)	(80,131)

Total stockholders' equity	188,764	170,721

Total liabilities and stockholders' equity	$227,273	$211,592

 See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenues	$45,912	$39,677	$131,701	$99,602
Cost of revenues	25,113	21,991	72,640	57,311

Gross profit	20,799	17,686	59,061	42,291
Operating expenses:
Research and development	4,853	3,358	15,424	9,467
Sales and marketing	2,681	2,500	8,849	7,739
General and administrative	6,538	4,614	16,620	12,038
Amortization of acquisition-related intangible assets	3,156	1,554	9,483	3,506
Restructuring	71	-	193	-
Impairment of investment in GCS	-	2,850	-	2,850

Total operating expenses	17,299	14,876	50,569	35,600

Income from operations	3,500	2,810	8,492	6,691
Interest and other income (expense), net	(380)	19	-	241

Income before income taxes	3,120	2,829	8,492	6,932
Provision for (benefit from) income taxes	464	(506)	1,967	(106)

Net income	$2,656	$3,335	$6,525	$7,038

Basic net income per share	$0.05	$0.07	$0.13	$0.17

Diluted net income per share	$0.05	$0.07	$0.12	$0.16

Shares used to compute basic net income per share	51,381	44,922	50,738	42,094

Shares used to compute diluted net income per share	52,881	46,849	52,496	44,030

See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Nine months Ended September 30,
	2007	2006
Operating Activities
Net income	$6,525	$7,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,702	6,681
Stock-based compensation	3,068	3,789
Deferred taxes	(1,916)	-
Impairment of GCS	-	2,850
Other	19	28
Changes in operating assets and liabilities:	(1,597)	(6,354)

Net cash provided by operating activities	19,801	14,032
Investing Activities
Sales/maturities of available-for-sale securities, net	19	4,406
Purchases of property and equipment	(7,007)	(4,254)
Pay-out of ISG contingent consideration	(2,894)	(1,150)
Purchase of PDI, net of cash received	-	(14,011)
Re-payment of note payable issued in connection with PDI acquisition	(3,000)	-
Micro Linear acquisition costs	(495)	-

Net cash used in investing activities	(13,377)	(15,009)
Financing Activities
Principal payments on capital lease obligations	(384)	(234)
Proceeds from employee stock plans	3,418	4,379

Net cash provided by financing activities	3,034	4,145
Effect of exchange rate changes on cash	1,217	1,242
Increase (decrease) in cash and cash equivalents	10,675	4,410
Cash and cash equivalents at beginning of period	24,847	11,266

Cash and cash equivalents at end of period	35,522	15,676

Supplemental disclosures of noncash investing and financing activities
Reclassification of property and equipment and other	$141	$95
Issuance of common stock in connection with the acquisition of PDI	$-	$53,000
Issuance of note payable in connection with the acquisition of PDI	$-	$6,000
Disposal of property and equipment	$1,458	$-
Non-cash adjustments to goodwill and other	$919	$2,514
Equipment acquired under capital lease	$-	$612

See accompanying notes.

Note 1: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods ended September 30, 2007 are not necessarily indicative of the results that may be expected for any subsequent period or for the year as a whole.

The consolidated balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the disclosures required by accounting principles generally accepted in the United States for complete financial statements.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Sirenza Microdevices, Inc. ("the Company") for the fiscal year ended December 31, 2006, which are included in the Company's Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 16, 2007.

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.

The Company uses the U.S. dollar as its functional currency for its foreign wholly owned subsidiaries in Canada and its representative offices in China and India. All monetary assets and liabilities are remeasured at the current exchange rate at the end of the period, nonmonetary assets and liabilities are remeasured at historical exchange rates and revenues and expenses are remeasured at average exchange rates in effect during the period. Transaction gains and losses resulting from the process of remeasurement are included in net earnings.

The Company has designated the local currency as the functional currency for its foreign subsidiaries in Germany and China. These subsidiaries primarily expend cash in their local respective currencies and generate cash in both the local currency and U.S. dollars. The assets and liabilities, excluding inter-company accounts, of these subsidiaries are translated at current month-end exchange rates. Revenue and expenses are translated at the average monthly exchange rate. Translation adjustments are recorded in accumulated other comprehensive income.

Recent Accounting Pronouncements

Effective at the beginning of the first quarter of 2007, the Company adopted the provisions of FIN 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109."

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, "Fair Value Measurements." The purpose of SFAS No. 157 is to define fair value, establish a framework for measuring fair value and enhance disclosures about fair value measurements. The measurement and disclosure requirements are effective for the Company beginning in the first quarter of the first fiscal year after November 15, 2007. The Company is currently evaluating whether SFAS No. 157 will result in a change to its fair value measurements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Liabilities." This statement provides companies with an option to report certain financial assets and liabilities at fair value. The objective of SFAS No. 159 is to reduce complexity in accounting for financial instruments and the volatility in earnings caused by measuring related financial assets and liabilities. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of SFAS No. 159 are effective beginning in the first quarter of the first fiscal year after November 15, 2007. The Company is currently evaluating the impact this statement will have on its consolidated financial statements

Note 2: Pending Acquisition of the Company by RFMD

On August 12, 2007, the board of directors of the Company and of RF Micro Devices, Inc. ("RFMD") approved an Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, among RFMD, Iceman Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of RFMD ("Iceman"), and the Company, which contemplates the acquisition by RFMD of the Company through (a) a merger of Iceman with and into the Company, and (b) the subsequent merger of the Company with and into RFMD. If the mergers are completed, holders of the Company common stock will receive, in exchange for each share of its common stock owned, a combination of cash in the amount of $5.56 and 1.7848 shares of RFMD common stock (with cash substituted for any fractional shares). The stock component of the merger consideration is a fixed exchange ratio that will not be adjusted for changes in the stock price of either RFMD or the Company before the mergers are completed.

At the Company's special meeting of stockholders, held on October 29, 2007, the Company's stockholders approved the adoption of the merger agreement. Also on October 29, 2007, at RFMD's special meeting of shareholders, (a) the issuance of shares of RFMD's common stock to the stockholders of the Company in the merger was approved, and (b) an increase in the maximum size of RFMD's board of directors from nine members to 11 members (so as to permit the appointment to RFMD's board of directors of two existing members of the Company's board of directors) was approved.

The acquisition is expected to close during the Company's fourth fiscal quarter. The disclosures in this report relate to the Company as a stand-alone entity and do not reflect the impact of the pending acquisition of the Company by RFMD.

Note 3: Stock-Based Compensation

At September 30, 2007, the Company's 1998 Stock Plan (the "1998 Plan") was the only stock-based employee compensation plan impacted by the adoption of SFAS 123R. Equity awards granted under the 1998 Plan have historically consisted of stock options and more recently restricted stock purchase rights and performance shares, which we collectively refer to as stock awards. The total compensation expense related to this plan was approximately $1.1 million and $3.1 million for the three and nine months ended September 30, 2007. Prior to January 1, 2006, the Company accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25. Accordingly, the Company did not typically recognize compensation expense for stock option grants, as it granted stock options at an exercise price equal to the fair market value of the Company's common stock on the date of grant. In 2004, the Company began granting stock awards at an exercise price of par value ($0.001 per share) which are subject to a right of reacquisition by the Company at cost or for no consideration in the event that the recipient's employment terminates without the vesting milestones having been achieved. The Company measures the fair value of the stock awards based upon the fair market value of the Company's common stock on the dates of grant and recognizes any resulting compensation expense, net of a forfeiture rate, on a straight-line basis over the associated service period, which is generally the vesting term of the stock awards. The Company typically estimates forfeiture rates based on historical experience, while also considering the duration of the vesting term of the option or stock award.

Tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows. Due to the availability of net operating loss carryforwards, the Company did not recognize tax benefit for the tax deduction from stock option exercises for the three and nine months ended September 30, 2007 and 2006.

A summary of stock option activity under the 1998 Plan as of September 30, 2007 and changes during the three months ended September 30, 2007 is presented below:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at June 30, 2007	1,921,040	$2.58
Granted	-
Exercised	(515,084)	$2.92
Forfeited/cancelled/expired	-

Outstanding at September 30, 2007	1,405,956	$2.45	5.48	$20,860

Exercisable at September 30, 2007	1,293,496	$2.31	5.33	$19,385

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company's closing stock price on the last trading day of the third quarter of fiscal 2007 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2007. This amount changes based on the fair market value of the Company's stock. The total intrinsic value of options exercised for the three months ended September 30, 2007 was approximately $6.1 million. The total fair value of stock options vested and expensed was approximately $131,000, before and after tax, for the three months ended September 30, 2007.

As of September 30, 2007, approximately $372,000 of total unrecognized compensation cost related to stock options was expected to be recognized over a weighted-average period of 0.97 years.

Cash received from stock option exercises for the three months ended September 30, 2007 was approximately $1.5 million.

Nonvested stock awards as of September 30, 2007 and changes during the three months ended September 30, 2007 were as follows:

Stock Awards	Shares	Weighted- Average Grant Date Fair Value
Nonvested at June 30, 2007	1,023,580	$8.35
Granted	227,449	$15.71
Vested	(8,001)	$8.30
Forfeited/cancelled/expired	(17,403)	$7.56

Nonvested at September 30, 2007	1,225,625	$9.72

As of September 30, 2007, there was $8.9 million of unrecognized stock-based compensation expense related to nonvested stock awards. That cost is expected to be recognized over a weighted-average period of 2.48 years.

Total stock-based compensation expense related to stock options and stock awards under the 1998 Plan was allocated as follows:

	Three months ended September 30,						Nine months ended September 30,
	2007			2006			2007			2006
	(in thousands)						(in thousands)
	Stock Options	Stock Awards	Total	Stock Options	Stock Awards	Total	Stock Options	Stock Awards	Total	Stock Options	Stock Awards	Total
Cost of sales	$9	$68	$77	$92	$75	$167	$57	$201	$258	$284	$155	$439
Research and development	42	266	308	154	101	255	144	707	851	517	256	773
Sales and marketing	32	125	157	180	63	243	133	306	439	587	149	736
General and administrative	48	461	509	371	292	663	216	1,304	1,520	1,319	522	1,841

Total stock-based compensation expense(1)	$131	$920	$1,051	$797	$531	$1,328	$550	$2,518	$3,068	$2,707	$1,082	$3,789

(1)      Stock-based compensation costs capitalized into inventory of approximately $28,000 are not included in the table above.

Note 4: Business Combinations

Acquisition of Premier Devices, Inc.

On April 3, 2006 ("the closing date"), Sirenza acquired Premier Devices, Inc. ("PDI") in exchange for 7.0 million shares of Sirenza common stock, valued at $53.0 million, $14.0 million in cash and $6.0 million in promissory notes bearing 5% simple interest per annum paid monthly and maturing one year from the date of issuance, and approximately $2.1 million in estimated direct transaction costs for a preliminary purchase price of $75.1 million. The fair value of the Company's common stock issued in connection with the PDI acquisition was derived using an average market price per share of Sirenza common stock of $7.58, based on the average of the closing prices for a range of trading days commencing February 2, 2006 and ending February 8, 2006 around the announcement date (February 6, 2006) of the acquisition. The Company's results of operations include the effect of the PDI acquisition from the closing date, with PDI's results having been reported through June 30, 2006 as a separate business segment. The Company changed is segment reporting structure in the third quarter of 2007 as described in note 13.

Sirenza, Phillip Chuanze Liao and Yeechin Shiong Liao ("the Liaos") (the sole shareholders of PDI) and U.S. Bank National Association (the "Escrow Agent") entered into an Escrow Agreement dated as of February 4, 2006 (the "Escrow Agreement") which became effective at closing. Pursuant to the Escrow Agreement, upon the closing of the merger, 3.5 million of the 7.0 million shares of Sirenza common stock to be issued to the Liaos as consideration in the merger were placed in a 2-year escrow as security for their indemnification obligations pursuant to the merger agreement. In 2007, the Liaos sold the 7.0 million shares of Sirenza common stock issued in connection with the acquisition of PDI and deposited $7.2 million in the escrow. Any indemnification claims paid to Sirenza from the escrow will be paid in cash.

Due to a series of transactions that occurred prior to the date that Sirenza acquired the stock of PDI, PDI may have incurred certain contingent income tax liabilities that were not recorded in its financial statements. Sirenza is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. Sirenza's preliminary estimate of any contingent tax liabilities is between zero and $17.0 million. Any adjustments to record a liability or cash payout related to the aforementioned tax contingencies have been or will be recorded as additional goodwill land are not expected to affect Sirenza's reported operating results other than with respect to any interest and penalties as described in Note 12. Sirenza cannot be assured that the portion of the PDI purchase price held in escrow to secure indemnification obligations of the former PDI shareholders will be sufficient to offset any amounts that Sirenza may be obligated to pay related to such tax contingencies, or that such indemnification obligations will not expire prior to the time that Sirenza becomes obligated to pay such amounts, if any. Sirenza has not recorded any tax liability under FIN 48 related to the aforementioned PDI transactions that occurred prior to the date that Sirenza acquired the stock of PDI.

Acquisition of Micro Linear Corporation

On October 31, 2006, Sirenza acquired Micro Linear Corporation ("Micro Linear") in exchange for approximately 4.9 million shares of Sirenza common stock, valued at approximately $44.9 million and approximately $1.0 million in estimated direct transaction costs for a preliminary purchase price of $45.9 million. The allocation of the purchase price has been prepared based on preliminary estimates of fair values upon finalization of estimated direct transaction costs.

Effective with the acquisition, each outstanding share of Micro Linear common stock was converted into the right to receive 0.365 of a share of Sirenza common stock. The value of the common stock issued to the stockholders of Micro Linear was derived using an average market price per share of $9.07, which represented the average of the closing prices per share for a range of trading days commencing August 11, 2006 and ending August 17, 2006 around the announcement date (August 15, 2006) of the acquisition.

Note 5: Amortizable acquisition-related intangible assets

Amortization of acquisition-related intangible assets totaled $3.2 million and $1.6 million for the three-month periods ended September 30, 2007 and 2006, respectively, and $9.5 million and $3.5 million for the nine-month periods ended September 30, 2007 and 2006, respectively. Acquisition-related intangible assets are being amortized over the periods in which the economic benefits of such assets are expected to be used. Acquisition-related intangible assets are being amortized on a straight-line basis, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

The Company's acquisition-related intangible assets were as follows (in thousands):

	September 30, 2007			December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer Relationships	$35,193	$7,347	$27,846	$33,915	$3,395	$30,520
Developed Product Technology	27,558	10,816	16,742	27,115	5,982	21,133
Core Technology Leveraged	6,360	1,629	4,731	6,360	992	5,368
Committed Customer Backlog	180	180	-	180	120	60

	$69,291	$19,972	$49,319	$67,570	$10,489	$57,081

The gross carrying amount of acquisition-related intangible assets in the table above is subject to change due to foreign currency fluctuations, as a significant portion of the Company's acquisition-related intangible assets are related to foreign subsidiaries.

The weighted average amortization period of the Company's acquisition-related intangible assets is as follows (in months):

Developed Product Technology	66
Customer Relationships	98
Core Technology Leveraged	105
Committed Customer Backlog	3
Total acquisition-related intangible assets	82

As of September 30, 2007, the Company's estimated amortization expense related to its acquisition-related intangible assets over the next five years and thereafter is as follows (in thousands):

2007 (remaining 3 months)	$3,258
2008	10,592
2009	7,876
2010	5,690
2011	5,548
Thereafter	16,355

$49,319

Amortization expense included in the table above is subject to change due to foreign currency fluctuations as a significant portion of the Company's acquisition-related intangible assets are related to foreign subsidiaries.

Note 6: Goodwill

The changes in the carrying amount of goodwill during the nine months ended September 30, 2007 are as follows (in thousands):

	Wireless Segment	Broadband/ Consumer Segment	Total

Balance as of December 31, 2006	$8,842	$51,020	$59,862
Goodwill adjustments	301	540	841
Effect of foreign currency rate change	187	2,094	2,281

Balance as of September 30, 2007	$9,330	$53,654	$62,984

The Broadband/Consumer segment goodwill adjustments primarily relate to the accrual of $312,000 for the 2007 ISG earn-out and tax liability adjustments existing prior to the date of the PDI acquisition as a result of the Company adopting FIN 48 "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" in the first quarter of 2007. See Note 12. The Wireless division goodwill adjustments above primarily relate to tax liability adjustments existing prior to the date of the PDI acquisition as a result of the Company adopting FIN 48.

Note 7: Inventories

Inventories are stated at the lower of standard cost, which approximates actual (first-in, first-out method) or market (estimated net realizable value).

The Company plans production based on orders received and forecasted demand and must order wafers and raw material components and build inventories well in advance of product shipments. The valuation of inventories at the lower of cost or market requires the use of estimates regarding the amounts of current inventories that will be sold. These estimates are dependent on the Company's assessment of current and expected orders from its customers, including consideration that orders are subject to cancellation with limited advance notice prior to shipment. Because the Company's markets are volatile, and are subject to technological risks and price changes as well as inventory reduction programs by the Company's customers and distributors, there is a risk that the Company will forecast incorrectly and produce excess inventories of particular products. This inventory risk is compounded because many of the Company's customers place orders with short lead times. As a result, actual demand will differ from forecasts, and such a difference may have a material impact on our actual results of operations.

The components of inventories, net of written-down inventories and reserves, are as follows (in thousands):

	September 30, 2007	December 31, 2006
Raw materials	$13,590	$14,483
Work-in-process	5,875	4,456
Finished goods	6,803	8,106

	$26,268	$27,045

Note 8: Restructuring Activities

As part of an effort to increase the efficiency of the Company's worldwide manufacturing operations, the Company initiated a plan to transition most of its Broomfield, Colorado manufacturing operations to Shanghai, China. As a result of the manufacturing transition, the Company intends to terminate approximately 87 employees located in the United States, the majority of which are engaged in manufacturing and manufacturing-related activities. The Company expects to incur approximately $314,000 in one-time termination benefits. During the second and third quarters of 2007, the Company recorded approximately $122,000 and $71,000 of restructuring expense, respectively, which is recorded as a separate component within operating expenses. The Company paid approximately $7,000 of one-time termination benefits in the third quarter of 2007 and has $186,000 accrued on its balance sheet as of September 30, 2007. The majority of the one-time termination benefits relate to the Wireless segment. The Company expects to pay the majority of its remaining one-time termination benefits in the first quarter of 2008.

Note 9: Net Income Per Share

The Company computes basic net income per share by dividing the net income for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of shares of common stock and potential common stock equivalents outstanding during the period, if dilutive. Potential common stock equivalents include incremental shares of common stock issuable upon the exercise of stock options and employee stock awards.

The shares used in the computation of the Company's basic and diluted net income per common share were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Weighted average common shares outstanding	51,381	44,922	50,738	42,094
Dilutive effect of employee stock options and awards	1,500	1,927	1,758	1,936

Weighted average common shares outstanding, assuming dilution	52,881	46,849	52,496	44,030

Weighted average common shares outstanding, assuming dilution, include the incremental shares that would be issued upon the assumed exercise of stock options and employee stock awards.

The effect of options to purchase 5,000 shares of common stock have not been included in the computation of diluted net income per share for the quarters ended September 30, 2007 and 2006 as the effect would have been anti dilutive. Stock options are anti dilutive when the exercise price of the options is greater than the average market price of the common shares for the period.

Note 10: Retirement Benefit Plan

The Company maintains a qualified defined benefit pension plan for its German subsidiary. The plan is unfunded with an unfunded obligation of approximately $3.4 million.

The components of the net periodic benefit cost for the defined benefit pension plan were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Service Cost	$34	$30	$101	$60
Interest Cost	35	30	104	60
Expected return on plan assets	-	-	-	-
Recognized actuarial loss	-	-	-	-

Net periodic benefit cost	$69	$60	$205	$120

The actuarial assumptions used to calculate the net periodic benefits cost for the defined benefit pension plan were as follows:

2007
Discount rate	4.5%
Rate of compensation increase	2.5%

Note 11: Comprehensive Income

The components of comprehensive income were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net income	$2,656	$3,335	$6,525	$7,038
Change in net unrealized gains (losses) on available-for-sale investments	-	22	(1)	62
Change in cumulative translation adjustment	3,542	724	5,120	2,550

Total comprehensive income	$6,198	$4,081	$11,644	$9,650

The components of accumulated other comprehensive income were as follows (in thousands):

	September 30, 2007	December 31, 2006
Cumulative translation adjustment	$9,964	$4,844
Additional pension liability experience	(52)	(52)
Accumulated net unrealized loss on available-for-sale securities	(1)	-

Total accumulated other comprehensive income	$9,911	$4,792

As the Company intends to indefinitely reinvest the earnings of its non-U.S. subsidiaries, the Company has not reported the cumulative translation adjustment and minimum pension liability net of German tax. The U.S. tax effect of the net unrealized gain (loss) on available-for-sale securities is not material for any period presented.

Note 12: Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and foreign jurisdictions. The tax years of 2004-2006 remain open to examination in the U.S. jurisdiction and the Company's U.S. net operating loss carryforwards are subject to examination for the years in which they were generated. There is a range of open tax years in foreign jurisdictions with the earliest open year being 1999.

The Company adopted the provisions of FIN 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" on January 1, 2007. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Upon adoption, the Company increased the liability for net unrecognized tax positions by $663,000, of which $56,000 would favorably affect the Company's effective tax rate if recognized. The $663,000 increase was accounted for as a cumulative effect of a change in accounting principle that resulted in a decrease to retained earnings of $56,000 and an increase to goodwill of $607,000. See Note 4: Business Combinations. At September 30, 2007, the Company had $748,000 of unrecognized tax positions, of which $141,000 would favorably affect the Company's effective tax rate if recognized. These unrecognized tax positions were classified as deferred tax and other liabilities, non-current. Although timing of any resolution is highly uncertain, the Company does not believe it is reasonably possible that the unrecognized tax positions would materially change in the next twelve months.

The Company's policy is to include interest and penalties related to unrecognized tax positions within the provision for income taxes. With the adoption of FIN 48, the Company accrued $85,000 for the payment of interest and penalties relating to unrecognized tax positions, of which $56,000 was recorded to retained earnings and $9,000 was recorded to goodwill. In the first, second and third quarters of 2007, the Company recorded additional penalties and interest to our 2007 provision for income taxes in the amount of $20,000, $30,000 and $35,000, respectively.

Note 13: Segments of an Enterprise and Related Information

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The method for determining what information to report under SFAS 131 is based upon the "management approach," or the way that management organizes the operating segments within a company, for which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. The Company's CODM is the Chief Executive Officer. The CODM evaluates the performance of the Company based on consolidated and segment operating income (loss). In addition, the CODM does not consider interest and other income (expense) or income tax expense or benefit in making operating decisions.

Beginning in the third quarter of 2007, our historical SMDI and PDI segments were re-aligned into two new market-oriented divisions: Wireless and Broadband/Consumer. Our Wireless division focuses on the markets served by our Mobile Wireless, Standard Products, Aerospace and Defense and Wireless Access SBUs, which comprised most of the markets served by our historical SMDI segment. Our Broadband/Consumer division focuses on the markets previously served by our PDI segment, and includes SBUs for CATV, RF Passive Components and ETS. The Consumer and Broadband SBUs formerly included in our SMDI segment are now represented by a single Consumer SBU within the Broadband/Consumer division. The marketing function for each division has four market-facing strategic business units, or SBUs, which allows each division to concentrate and prioritize its efforts in strategic planning, product development, and marketing of the division's products to better support its worldwide customers.

Wireless Division:

The products of the Wireless division serve four principal end markets noted below:

•         Mobile Wireless-this market includes global mobile wireless infrastructure applications, with particular focus on leading standards, including GSM, WCDMA, CDMA, and TD-SCDMA infrastructure opportunities.

•         Standard Products-this market includes established and emerging mid-level to smaller customers in a variety of end markets, such as point-to-point and network repeaters, to which we largely market catalog products through our global sales distribution and sales representative networks.

•         Wireless Access Applications-this market includes the WiMAX, WiFi and emerging Ultra Wideband and Zigbee markets for infrastructure and CPE terminal applications.

•         Aerospace and Defense Applications-this market includes aerospace, military/defense and homeland security applications.

The majority of the Wireless division's manufacturing operations are currently conducted in Broomfield, Colorado.

Broadband/Consumer Division:

The products of the Broadband/Consumer division serve four principal end markets noted below:

•         CATV-this market includes CATV amplifier, module and optical receiver products used primarily in cable television infrastructure applications.

•         Consumer-this market includes digital cordless telephones, personal handyphone systems, wireless speakers, security cameras, cordless headsets, other personal electronic appliances, digital satellite radio applications and digital TV, or DTV applications.

•         RF Passive Components-this market includes a line of passive RF components such as mixers, splitters, transformers and couplers used primarily in CATV transmission and Mobile wireless infrastructure applications.

•         ETS-this market includes passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly.

The majority of the Broadband/Consumer division's manufacturing operations are conducted in Shanghai, China and Nuremberg, Germany.

All intercompany transactions between the reported segments for the periods presented have been eliminated. Executive management and other corporate overhead costs are allocated to each segment. With the exception of goodwill, assets and liabilities are not discretely reviewed by the CODM, and accordingly are not detailed by segment below.

Segment information is summarized as follows (in thousands):

	Wireless	Broadband/ Consumer	Total Company
For the three months ended September 30, 2007
Net revenues	$21,412	$24,500	$45,912
Operating income (loss)	$(165)	$3,665	$3,500
For the nine months ended September 30, 2007
Net revenues	$68,878	$62,823	$131,701
Operating income	$4,102	$4,390	$8,492
For the three months ended September 30, 2006
Net revenues	$22,926	$16,751	$39,677
Operating income	$1,613	$1,197	$2,810
For the nine months ended September 30, 2006
Net revenues	$59,647	$39,955	$99,602
Operating income	$4,039	$2,652	$6,691

The segment information above has been restated to reflect the change in segment reporting structure to the Wireless and Broadband/Consumer Divisions.

Note 14: Contingencies

On August 30, 2006, a complaint regarding a putative class action lawsuit, Yevgeniy Pinis v. Timothy R. Richardson, et al., No. 2381-N, was filed in the Court of Chancery of the State of Delaware in New Castle County against us, Micro Linear Corporation ("Micro Linear"), Metric Acquisition Corporation and Micro Linear's board of directors in connection with our proposed acquisition of Micro Linear. The complaint was amended on September 12, 2006. The amended complaint alleged, among other things, that the Micro Linear board of directors violated its fiduciary duties to the stockholders of Micro Linear by approving the proposed merger of Metric Acquisition Corporation with and into Micro Linear, that the consideration proposed to be paid to the stockholders of Micro Linear in the merger was unfair and inadequate and that the proxy statement/prospectus that forms a part of our registration statement on Form S-4 (as amended and filed on September 13, 2006) was deficient in a number of respects. The complaint sought, among other things, an injunction prohibiting us and Micro Linear from consummating the merger, rights of rescission against the merger and the terms of the merger agreement, damages incurred by the class, and attorneys' fees and expenses. On October 4, 2006, we and Micro Linear agreed in principle with the plaintiff to a settlement of this lawsuit. The agreement in principle as to the proposed settlement contemplated that counsel for the plaintiff would request a reasonable award of fees and expenses from the court in connection with the lawsuit, with the amount of any fee award ultimately granted being within the court's discretion. We and the other defendants reserved our rights to negotiate in good faith regarding and to oppose plaintiff's related fee application. Further to the proposed settlement, the parties agreed to provide the stockholders of Micro Linear with certain additional disclosures. The settlement was subject to the approval of the Delaware Court of Chancery and provided for a broad release of claims by the stockholder class. In May 2007, notice of the court's hearing to consider and potentially approve the proposed settlement, including further information about the terms of the proposed settlement and the release of claims was mailed to the members of the stockholder class. On July 19, 2007, the Delaware Court of Chancery held a settlement hearing, at which the proposed settlement was approved in all respects, the plaintiff's attorneys were awarded $350,000 in attorney's fees and costs, and the action was dismissed with prejudice as to all defendants. Of the award to plaintiff's counsel, $30,800 was paid by us and the remainder was paid for by the proceeds of insurance.

In November 2001, we, various officers and certain underwriters of the Company's initial public offering of securities were named in a purported class action lawsuit filed in the United States District Court for the Southern District of New York. The suit, In re Sirenza Microdevices, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10596, alleges improper and undisclosed activities related to the allocation of shares in our initial public offering, including obtaining commitments from investors to purchase shares in the aftermarket at pre-arranged prices. Similar lawsuits concerning more than 300 other companies' initial public offerings were filed during 2001, and this lawsuit is being coordinated with those actions (the "coordinated litigation"). Plaintiffs filed an amended complaint on or about April 19, 2002, bringing claims for violation of several provisions of the federal securities laws and seeking an unspecified amount of damages. On or about July 1, 2002, an omnibus motion to dismiss was filed in the coordinated litigation on behalf of the issuer defendants, of which we and our named officers and directors are a part, on common pleadings issues. On October 8, 2002, pursuant to stipulation by the parties, the court dismissed the officer and director defendants from the action without prejudice. On February 19, 2003, the court granted in part and denied in part a motion to dismiss filed on behalf of defendants, including us. The court's order dismissed all claims against us except for a claim brought under Section 11 of the Securities Act of 1933. In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including us, was submitted to the court for approval. On August 31, 2005, the court preliminarily approved the settlement. In December 2006, the appellate court overturned the certification of classes in the six test cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceedings. Because class certification was a condition of the settlement, it was unlikely that the settlement would receive final Court approval. On June 25, 2007, the Court entered an order terminating the proposed settlement based upon a stipulation among the parties to the settlement. Plaintiffs have filed amended master allegations and amended complaints in the six focus cases for class certification purposes. It is uncertain whether there will be any revised or future settlement. We believe we have meritorious defenses and intend to defend the case vigorously.

On April 16, 2003, Scientific Components Corporation d/b/a Mini-Circuits Laboratory ("Mini-Circuits") filed a complaint against us in the United States District Court for the Eastern District of New York alleging, among other things, breach of warranty by us for alleged defects in certain goods sold to Mini-Circuits. Mini-Circuits seeks compensatory damages plus interest, costs and attorneys' fees. On July 30, 2003, we filed an answer to the complaint and asserted counterclaims against Mini-Circuits. In December 2005, we moved for summary judgment dismissing Mini-Circuits' claims, and Mini-Circuits cross-moved for summary judgment dismissing our counterclaims. On August 30, 2006, the court issued an order determining that factual issues requiring a trial precluded dismissal of Mini-Circuits' claims on our summary judgment motion, and, accordingly, denied our motion for summary judgment on Mini-Circuits' claims. The court, however, granted Mini-Circuits' motion for summary judgment, dismissing our counterclaims. While we believe Mini-Circuits' claims to be without merit and intend to defend against Mini-Circuits' claims vigorously, if we ultimately lose or settle the case, we may be liable for monetary damages and other costs of litigation. An estimate as to the possible loss or range of loss in the event of an unfavorable outcome cannot be made as of September 30, 2007. Even if we are entirely successful in defending against the lawsuit, we will have incurred significant legal expenses and our management may have to expend significant time in the defense.

In addition, from time to time we become involved in litigation and regulatory proceedings incidental to the conduct of our business. While we currently believe that an adverse outcome with respect to such pending matters would not materially affect our business or financial condition, there can be no assurance that this will ultimately be the case.

On December 16, 2004, the Company acquired ISG Broadband, Inc. (ISG). In connection with the acquisition of ISG, cash consideration of up to $7.15 million may become due and payable by the Company upon the achievement of margin contribution objectives attributable to sales of selected products for periods through December 31, 2007. The Company paid $1.15 million of cash consideration in 2006 and $2.9 million in the second quarter of 2007. The Company accrued $312,000 at September 30, 2007 related to the 2007 earn-out period, although cash consideration of up to $3.0 million may become due and payable in 2008 related to the achievement of margin contribution objectives in 2007.